Exhibit 99.2
S H A R E H O L D E R L E T T E R F O U R T H Q U A R T E R 2 0 2 4
R E D W O O D T R U S T

Dear Fellow Shareholders:

On the back of the November elections, the last few months have borne witness to an unprecedented dynamic in interest rates – the start of a Fed easing cycle coinciding with a nearly 100 basis point rise in the 10-year Treasury yield. Inflationary rhetoric from the new Administration, and the prospect of significant government borrowing, has acted as a catalyst to keep mortgage rates elevated well into the new year. This dynamic ultimately tempered our investment portfolio valuations and pipeline hedging costs in what was otherwise a very strong operating period for our Company.

Our fourth quarter GAAP earnings were $(0.07) per share, and our non-GAAP earnings available for distribution (“EAD”) were $0.13 per share. GAAP book value at December 31, 2024, was $8.46 per share. Our full-year 2024 results demonstrated tangible progress, returning our operating businesses to strong profitability and delivering a 5.7% total economic return amidst three separate 100 basis point swings in Treasury yields. We also significantly improved our operating efficiency and raised our common stock dividend in each of the final two quarters of the year.

As we move through 2025, we like to remind our shareholders of our long-held view that most challenges and opportunities in our markets get their start in Washington, D.C. With such a significant shift in governing philosophy from the new Administration, much is likely to change in the arenas of housing policy and regulation, the vast majority of which we expect to benefit Redwood. Though mortgage rates remain elevated and overall housing activity will likely remain flat in 2025, we see several strategic opportunities that could drive sizable market share gains for our platform, supporting greater earnings power.

Our top strategic priority remains positioning ourselves for more of the downsizing of mortgage activity within the banking sector, something that has significantly accelerated in recent weeks. In the first month of 2025, three large regional banks have already spurred nearly $10 billion of seasoned mortgage pools to change hands, a trend that we expect will continue throughout the year. The logic supporting more such activity is intuitive. With continued “higher for longer” interest rate expectations dampening prospects for near-term production growth, the risk/reward dynamic for banks funding fixed-rate mortgages with deposits has clearly changed. As such, we expect the last two years of spadework we have done with our bank seller network to begin to pay increased dividends, with the potential for flow relationships to evolve into more sizable bulk opportunities for which we are the ideal non-bank partner. We believe that banks appreciate the value we provide – long-term, quality partnership with reliable and seamless execution – and that we do not compete for their customer.

Divestment from mortgage lending also reflects the prospect for many banks to seek renewed opportunities for capital redeployment, notably through M&A. After largely being stymied the past four years, increased activity in this area would likely shake free large mortgage pools once they are marked to market under M&A accounting rules. When paired with the likelihood of further consolidation amongst non-bank originators, this is a meaningful opportunity for a company such as ours with a recognized track record for acquiring businesses that help us meet our strategic objectives. Banks represent a growing portion of our recently re-branded Sequoia seller network - over 40% of our 2024 lock volume was with banks, doubling from 2023 and up from just 8% prior to the regional bank crisis. These relationships underscore the headroom we have to drive meaningful scale in 2025.

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This Shareholder Letter contains time-sensitive information and may contain forward-looking statements. The information contained herein is only accurate as of February 13, 2025. We undertake no obligation to update or revise the information contained herein, including forward-looking statements, whether as a result of new information, future events, or otherwise. Additional detail regarding the forward-looking statements in this Shareholder Letter and the important factors that may affect our actual results in 2024 are described at the end of this Shareholder Letter under the heading “Forward-Looking Statements.”

As persistently higher mortgage rates and constrained housing supply continue to impede the path to homeownership for many American households, demand from our loan sellers for non-traditional loan products has grown significantly. Our Aspire platform – which we launched in early 2024 to provide innovative solutions for homeowners to unlock equity – recently broadened its mandate to include expanded loan products that serve prospective homebuyers requiring alternative methods to demonstrate ability to repay underwriting standard. For those less familiar with this segment of the market, this focus represents a sizable market for both our existing seller network as well as new originators to Redwood.

In the last few weeks, Aspire has begun acquiring these loans, leveraging our track record as a reliable source of liquidity through best-in-class operations and common-sense underwriting practices. The market for alternative loan products continues to grow and remains poised for disruption through artificial intelligence (“AI”) and other emerging technologies that reduce cycle times and expand the funnel of qualified consumers.

We are also in the early stages of a new Administration that has emphasized the need for policy reform to address housing affordability and accessibility. GSE reform is once again a topic of discussion, and while privatization would take extraordinary resolve from the federal government, addressing areas such as GSE mission creep and overall government overreach in housing is a viable possibility in the near-term. To wit, loan limits for GSE-insured loans have increased by 60% over the past five years, versus just a 10% rise in average household income. A much more rational approach would ensure that loan limits align with actual purchasing power, thereby encouraging further investment by private market participants and redirecting more of the GSEs’ efforts to address core impediments to homeownership – particularly for low to moderate income homebuyers. We believe such progress and realignment would directly benefit our Sequoia platform, as we are best positioned to provide liquidity to non-conforming borrowers. As many in the industry know, our nonconforming mortgage rates have been at or lower than comparable conforming rates in many instances. We are optimistic that new housing regulators may reverse what has become known as an era of enablement for the GSEs to “crowd out” the private sector, and we look forward to playing a key role in de-risking the American taxpayer as the Administration works toward greater privatization of housing finance.

It is hard to overstate the scale of opportunity these trends can bring to bear for Redwood, making our recent strategic process all the more critical. Beyond our securitization and whole loan distribution efforts, our strategic joint ventures (“JVs”) in 2024 with large private credit institutions have set us further apart from our competitors. We recently crossed the $1 billion threshold of cumulative fundings in these JVs, and over the past year have securitized $5.5 billion of loans and sold $2.1 billion of loans directly across our platforms. Our expanded distribution avenues have enabled us to broaden our reach in the housing finance market, leveraging partnerships and asset management to drive growth of our operating businesses while minimizing the capital required from our own balance sheet.

These distribution capabilities have helped drive the re-scaling of our operating businesses. Lock volume for our Sequoia jumbo loan platform totaled $9 billion in 2024, up close to 300% from 2023. This growth enabled us to reach a new threshold for our share of the jumbo market, which doubled from our historical 2%-3% range. We expect to continue this growth into 2025 through new and existing bank relationships, and an expanded product suite. Full-year 2024 origination volume at our business purpose lending platform, CoreVest, was nearly 10% higher than 2023, with the fourth quarter our most active quarter of the year as we built momentum across the business. The vast majority of these loans are now distributed into joint ventures, leading to more efficient use of Redwood’s portfolio capital as well as growth in asset management fee generation. Our CoreVest volume mix continues to focus increasingly on smaller-balance, more liquid loan products such as single-asset bridge (“SAB”)

and debt service coverage ratio (“DSCR”) loans that garner deep investor demand and whose production metrics are responsive to further scale through technology.

For our shareholders, the key takeaway is our unwavering focus on growth - both within our core business lines and through new initiatives designed to expand access to the non-Agency housing finance market. In 2025, we are setting ambitious new benchmarks for volume and distribution, reinforcing our leadership position in the space. We are also focused on identifying and capitalizing on transformational opportunities, be they frontier technologies like AI or more established asset classes – such as homebuilder finance – with an intriguing macro-overlay. With the recent addition of a new Chief Technology Officer, we believe we are well-positioned to scale these initiatives meaningfully in the year ahead.

Before we conclude, as a California headquartered company, we want to take a moment to express our deepest sympathy to all those who lost their homes in the devastating fires that swept through the Los Angeles area in January. While we anticipate minimal financial impact to our business due to our limited exposure to the directly affected regions, we are reminded of the significant losses experienced by homeowners and tenants across the state, including some with ties to our workforce and a small number who have received financing through our platforms. Our servicing team is actively engaging impacted homeowners, and we are profoundly grateful to the first responders, firefighters, and countless volunteers who have selflessly assisted all those impacted. Their efforts are a testament to the power of community, and the vital role we all play in rebuilding, restoring, and protecting the dream of homeownership.

Thank you for your continued support,

Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo
Chief Executive Officer	President	Chief Financial Officer

Note to Readers
We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings, our Redwood Review presentation and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents. Within this document, in addition to our GAAP results, we may also present certain non-GAAP measures. When we present a non-GAAP measure, we provide a description of that measure and a reconciliation to the comparable GAAP measure within the Non-GAAP Measures section of the Endnotes to the Redwood Review, which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section. References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc., and its consolidated subsidiaries. Note that because we generally round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “third quarter” refer to the quarter ended September 30, 2024 and references to the “fourth quarter” refer to the quarter ended December 31, 2024, unless otherwise specified.

Cautionary Statement; Forward-Looking Statements
This shareholder letter may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” "could" and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood's business strategy and strategic focus, statements related to our financial outlook and expectations for 2025 and future years, and strategic opportunities that could drive sizable market share gains for our Sequoia and CoreVest mortgage banking businesses. Additional detail regarding the forward-looking statements in this shareholder letter and the important factors that may affect our actual results in 2025 are described in the Redwood Review under the heading “Forward-Looking Statements,” which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section.